SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

August 19, 2002

Date of Report (Date of earliest event reported)

Lincoln National Corporation

(Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation)	1-6028 (Commission File Number)	35-1140070 (IRS Employer Identification No.)

1500 Market Street, Suite 3900, Philadelphia, Pennsylvania 19102-2112

(Address of principal executive offices) (Zip Code)

(215) 448-1400

(Registrant’s telephone number)

All of the information in this Form 8-K is being furnished pursuant to Item 9 of Form 8-K. In accordance with General Instruction B.2 to Form 8-K, the information in this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section. Moreover, the information in this Form 8-K shall not be deemed incorporated by reference into any filing under the Securities Act of 1933.

Item 9. Regulation FD Disclosure

Estimated Effect of Decision to Expense Stock Options

On August 8, 2002 LNC announced plans to expense the fair value of employee stock options beginning in 2003 under Statement of Financial Accounting Standard No. 123 (Statement 123). The impact on future earnings of adopting this alternative method of reporting cannot be estimated at this time, as LNC is investigating alternative compensation methods that could result in substantial changes in the number and value of future grants of employee stock options. In addition, the FASB recently announced that an Exposure Draft will be issued which will provide for various transitional alternatives for companies that voluntarily adopt the recognition requirements of Statement 123. The effect of adopting Statement 123 on LNC’s earnings in future years within any such transitional period will depend upon the final rules that FASB promulgates, as well as LNC’s selection between any permitted transition alternatives.

As previously provided in LNC’s second quarter Form 10-Q filed on August 9, 2002, the estimated pro forma impact of Statement 123 upon reported earnings in prior years was as follows: for the year ended December 31, 2001, a reduction in net income of $41.0 million, or $0.21 per diluted share, for the year ended December 31, 2000, a reduction in net income of $33.1 million, or $0.17 per fully diluted share, and for the year ended December 31, 1999 a reduction in net income of $18.9 million, or $0.09 per fully diluted share. These effects on pro forma net income and earnings per share are not necessarily representative of the expected effects for future years due to a variety of factors, such as the vesting period of stock option awards, the potential for future stock option awards, the potential for alternative prospective transitional rules, and the possibility that future compensation methods may result in substantial changes in the number and value of future stock option awards.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINCOLN NATIONAL CORPORATION

By:	/s/ Casey Trumble
Name: Casey Trumble Title: Senior Vice President

     Date: August 19, 2002

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